Exhibit 8.1

BAKER & DANIELS LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 Tel 317.569.9600 Fax 317.569.4800 www.bakerdaniels.com

November 16, 2011

Simon Property Group, L.P

225 West Washington Street

Indianapolis, Indiana 46204

Re:  Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as tax counsel to Simon Property Group, L.P., a Delaware limited partnership (the “Issuer”), in connection with the issuance and sale by the Issuer of $500,000,000 aggregate principal amount of its 2.800% Notes due 2017 and $700,000,000 aggregate principal amount of its 4.125% Notes due 2021 (the “Notes”), including the preparation and/or review of:

(a)           The joint Registration Statement on Form S-3, Registration Nos. 333-157794 and 333-157794-01 (the “Registration Statement”), of the Issuer and Simon Property Group, Inc., the general partner of the Issuer, and the Prospectus constituting a part thereof, dated March 9, 2009, relating to the issuance from time to time of debt securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”); and

(b)           The Prospectus Supplement dated November 10, 2011, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”).

You have requested our opinion concerning certain of the federal income tax consequences relating to the offering of the Notes pursuant to the Registration Statement.  This opinion is based on various factual assumptions, including the facts set forth in the Registration Statement concerning the business, properties and governing documents of the Issuer, Simon Property Group, Inc., and their subsidiaries.

In our capacity as tax counsel to the Issuer, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability to the Notes, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that the statements in the Prospectus Supplement set forth under the caption “Material United States Federal Income Tax Considerations” are, subject to the limitations set forth therein, the material United States federal income tax consequences relevant to holders of the Notes.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Prospectus Supplement may adversely affect the accuracy of the conclusions stated herein.

We hereby consent to the filing of this as an exhibit to the Registration Statement and to the reference to us in the Prospectus Supplement included as part of the Registration Statement.  In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Baker & Daniels LLP